CORINDUS VASCULAR ROBOTICS, INC. 8-K

Exhibit 99.1

CORINDUS Appoints CamPBELL ROGERS, m.d. to its Board of Directors

Waltham, MA.—FEBRUARY 8, 2016—Corindus Vascular Robotics, Inc. [NYSE MKT: CVRS] today announced that Campbell Rogers, M.D. has been appointed to its Board of Directors, effective immediately.

Dr. Rogers is a veteran in the medical technology industry and healthcare field with over 30 years of experience in commercialization, development, education and research. Since 2012, Dr. Rogers has served as Chief Medical Officer of HeartFlow, Inc., a cardiovascular diagnostics company providing the first available non-invasive solution that enables physicians to more accurately evaluate significant coronary artery disease based on both anatomy and physiology. Prior to joining HeartFlow, Dr. Rogers served as Chief Scientific Officer and Global Head of Research and Development at Cordis Corporation, a Johnson & Johnson company, where he was responsible for leading investments and research in cardiovascular devices. Earlier in his career, as an interventional cardiologist, Dr. Rogers was Associate Professor of Medicine at Harvard Medical School and Director of the Cardiac Catheterization and Experimental Cardiovascular Interventional Laboratories at Brigham and Women’s Hospital with responsibility for all aspects of catheterization laboratory clinical practice, education and research.

Dr. Rogers has conducted extensive clinical research including serving as principal investigator for numerous interventional cardiology device, diagnostic and pharmacology trials. He has served on editorial boards, as an ad-hoc reviewer of numerous medical journals and as author of more than 100 publications and two books. Dr. Rogers received his A.B. from Harvard College and his medical degree from Harvard Medical School.

“Dr. Rogers has tremendous experience spanning medical device commercialization, development and research. I believe that he will bring significant value to Corindus and our Board of Directors,” said David Handler, President and Chief Executive Officer. “It was immediately clear that Dr. Rogers exceeds our collective criteria for a board member. His experience running the Cath Lab at Brigham and Women’s Hospital, leading the R&D and investment efforts at Cordis, and currently serving as CMO of HeartFlow, will be incredibly valuable as we seek to drive widespread adoption of robotic assisted PCI to help improve the lives of patients and physicians. We are excited to have him on board.”

“I am pleased to be joining the Board of Directors of Corindus – a company in the early stages of commercializing its CorPath System that can protect cath lab workers from occupational hazards, and with its robotic precision, can lead to better PCI outcomes for patients,” said Dr. Rogers. “Having performed many procedures in the cath lab myself, I understand the importance of this technology and I look forward to helping the Corindus team execute a solid strategy to expand adoption of its CorPath System and to further develop its future product pipeline.”

About Corindus Vascular Robotics, Inc.

Corindus Vascular Robotics, Inc. is a global technology leader in robotic-assisted percutaneous coronary interventions (PCIs). The company’s CorPath System is the first FDA-cleared medical device to bring robotic-assisted precision to PCI procedures. During the procedure, the interventional cardiologist sits at a radiation-shielded cockpit to advance stents and guidewires with millimeter-by-millimeter precision. The cockpit allows the physician greater control and the freedom from wearing heavy lead protective equipment that causes musculoskeletal injuries. With the CorPath System, Corindus Vascular Robotics brings robotic precision to radial and complex PCI procedures to help optimize clinical outcomes and minimize the costs associated with complications of improper stent placement with manual PCI procedures. Corindus stands behind its product with its unique $1,000 hospital credit “One Stent Program.” For additional information, visit www.corindus.com, and follow @CorindusInc.

Statements made in this release that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Corindus to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements. Accordingly, readers should not place undue reliance on any forward looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in the conditional or future tenses or that includes terms such as “believes,” “belief,” “expects,” “estimates,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. Forward-looking statements may include comments as to Corindus’ beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside Corindus’ control. Examples of such statements include statements regarding the potential benefits of our CorPath System and robotic-assisted PCI for hospitals, patients and physicians. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others: the rate of adoption of our CorPath System and the rate of use of our cassettes; risks associated with market acceptance, including pricing and reimbursement; our ability to enforce our intellectual property rights; our need for additional funds to support our operations; our ability to manage expenses and cash flow; factors relating to engineering, regulatory, manufacturing, sales and customer service challenges; potential safety and regulatory issues that could slow or suspend our sales; and the effect of credit, financial and economic conditions on capital spending by our potential customers. More information on potential factors that could affect Corindus’ financial results is included from time to time in the “Forward Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Corindus’ periodic and current filings with the SEC, as well as those discussed under the “Risk Factors” and “Forward Looking Statements” section of Corindus’ Annual Report on Form 10-K filed with the SEC on March 30, 2015 and available on Corindus’ website at http://www.corindus.com/about-corindus/investor-relations. Forward looking statements speak only as of the date they are made. Corindus undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date.

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Media Contacts:
Corindus Vascular Robotics, Inc.
Brett Prince	Yuliya Kutuzava
(508) 653-3335 ext. 231	(203) 504-8230 ext. 131
Brett.prince@corindus.com	corindus@knbpr.com

Lynn Pieper Lewis
(415) 309-5999
ir@corindus.com